Exhibit 99.3

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FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION dated December 19, 2016 (this “Amendment”) is made to the Agreement and Plan of Reorganization and Merger dated as of September 22, 2016 (the “Merger Agreement”) by and between CVB Financial Corp., a California corporation (“CVB”), and Valley Commerce Bancorp, a California corporation (“Valley”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, pursuant to Section 8.4 of the Merger Agreement, CVB and Valley wish to amend the Merger Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CVB and Valley hereby agree as follows:

1. Amendments.

(a) Merger Consideration.

(i) Section 1.4(d)(v) is hereby amended and restated as follows:

(v) “Per Share Exchange Ratio” means the quotient of the Aggregate Stock Amount divided by the Valley Closing Shares.

(ii) Section 1.4(d)(i) is amended and restated as follows and a new subsection 1.4(d)(vii) is added as follows:

(i) “Aggregate Cash Amount” means $23,400,000 minus the amount, if any, that the Transaction Costs exceed $3,500,000.

(vii) “Aggregate Stock Amount” means 1,942,673 shares of CVB Common Stock, subject to adjustment as provided in Section 1.4(h).”

(iii) Section 1.4 is amended to include a new Section 1.4(h) as follows:

(h) Trading Collars:

(i) In the event that the Average Closing Price is less than $14.00, CVB shall, in its sole discretion, increase (x) the number of shares included in the Aggregate Stock Amount, (y) increase the Aggregate Cash Amount or (z) increase both the number of shares included in the Aggregate Stock Amount and the Aggregate Cash Amount, so that as a result of any such adjustments, the sum of the value of the Aggregate Stock Amount (based on the Average Closing Price) and the Aggregate Cash Amount shall be no less than $50,597,422, subject to reduction of the Aggregate Cash Amount as contemplated in Section 1.4(d)(i) provided however, that CVB may not elect to increase the Aggregate Cash Amount such that the sum of the Aggregate Cash Amount and any amounts paid or payable to holders of Dissenting Shares would exceed 58% of the sum of Aggregate Cash

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Amount, and any amounts paid or payable to holders of Dissenting Shares and the aggregate market value of the Aggregate Stock Amount, in each case giving effect to any adjustments hereunder, as of the Closing Date

(ii) In the event that the Average Closing Price is greater than $20.00, the Aggregate Stock Amount shall be reduced to the number of shares of CVB Common Stock equal to the quotient of $38,853,460 divided by the CVB Average Closing Price.

(b). Transaction Costs as Closing Condition. Section 7.2(l) is hereby deleted in its entirety and amended as follows: “(l) Reserved.” The deletion and amendment of Section 7.2(l) shall not affect Section 7.2(l) of the Valley Disclosure Schedule, which shall remain unchanged and in full force and effect.

(c) References to Merger Agreement. The term “Agreement” as defined in the Preamble of the Merger Agreement is hereby amended to refer to the Merger Agreement, as amended, restated, modified or otherwise supplemented from time to time, including without limitation, by this Amendment.

(d) References to Date of the Merger Agreement. Notwithstanding the execution of this Amendment, any and all references in the Merger Agreement to the date of the “Agreement” shall be a reference to September 22, 2016.

(e) End Date: Section 8.1(b)(ii) is hereby amended to change the date “February 27, 2017” to “February 28, 2017.”

(f) Termination. Section 8.1(f) is hereby amended and restated as follows:

(f) By CVB, upon its written notice to Valley within the two (2) Business Days following the Determination Date if the CVB Average Closing Price is less than $11.00. For purposes of Section 7.1(f), “Determination Date” means the fifth (5th) Trading Day immediately preceding the anticipated Closing Date. If CVB declares or effects a stock dividend, reclassification, recapitalization, forward or reverse stock split, or similar transaction between the date of this Agreement and the Determination Date, the prices for the CVB Common Stock used to determine the CVB Average Closing Price shall be appropriately adjusted.

(g) Final Day of the Month. Section 9.4 is hereby amended to add the following sentence to the end of such section: “For purposes of Sections 5.2(b), 6.8, 7.2(k) and 7.2(n), if by the agreement of the parties, the Closing Date is after February 28, 2017 and on or before the sixth (6th) calendar day of the month, references to the final day of the month immediately preceding the Closing Date shall be interpreted to mean the final day of the month immediately preceding the month immediately preceding the Closing Date.”

2. Miscellaneous Provisions. Sections 9.3, 9.4, 9.5, 9.6, 9.7 of the Merger Agreement are incorporated into this Amendment by reference as if they were a part hereof and for the purposes of this Section 2, each reference to the “Agreement” therein shall be construed as a reference to this Amendment.

3. Survival of Merger Agreement. Except as amended hereby, all the terms of the Merger Agreement shall remain in full force and effect. This Amendment amends certain provisions of the Merger Agreement and together with the Merger Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof.

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SIGNATURES ON THE FOLLOWING PAGE

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be duly executed and delivered as of the date first written above.

CVB FINANCIAL CORP.

By:	/s/ Christopher D. Myers
Name:	Christopher D. Myers
Title:	President and Chief Executive Officer

VALLEY COMMERCE BANCORP

By:	/s/ Allan W. Stone
Name:	Allan W. Stone
Title:	President & Chief Executive Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO MERGER AGREEMENT]